May 25, 2010



Securities and Exchange Commission
Washington, D.C. 20549


Ladies and Gentlemen:

	We were previously the independent registered public accounting firm to the Dundee Wealth Funds and, under the date of November 24, 2009, we reported on the statements of assets and liabilities of the Dynamic Infrastructure Fund, Dynamic Contrarian Advantage Fund, Dynamic Discovery Fund, Dynamic Gold & Precious Metals Fund, Dynamic U.S. Growth Fund , Dynamic Energy Income Fund, JOHCM International Select Fund, Mount Lucas U.S. Focused Equity Fund, and Smith Group Large Cap Core Growth Fund, including the schedules of investments, as of September 30, 2009, and the related statements of operations for the year then ended, the statements of changes in net assets for each of the years or periods in the two-year period then ended, and the financial highlights for each of the years or periods in the two-year period then ended and for the period from May 31, 2007 (commencement of operations of Smith Group Large Cap Core Growth
Fund) through September 30, 2007. On November 24, 2009, we were dismissed. We have read the Dundee Wealth Funds' statements included under Sub-Item 77K of its Form N-SAR, and we agree with such statements.



Sincerely,

/s/ BBD, LLP
BBD, LLP